Exhibit 99.1

Peter S. Brown to Retire from Arrow Electronics, Inc.

-- Gregory Tarpinian Named Senior Vice President, General Counsel, and Secretary --

ENGLEWOOD, Colo.--(BUSINESS WIRE)--November 3, 2014--Arrow Electronics, Inc. (NYSE:ARW) today announced that Peter S. Brown is retiring from his position as senior vice president, general counsel, and secretary. Mr. Brown held this position since 2001 when he joined Arrow from Pillsbury Winthrop Shaw Pittman LLP.

“Peter has served as a trusted advisor to me, the Board of Directors, and the company. His thorough yet common-sense approach helped drive growth while minimizing risk. He has been a valuable member of our leadership team,” said Michael J. Long, chairman, president and chief executive officer of Arrow. “We wish him all the best in his retirement.”

Gregory Tarpinian has been named senior vice president, general counsel, and secretary. Mr. Tarpinian has served Arrow’s legal department for over 20 years, most recently as vice president of legal affairs. He will report to Mr. Long.

“Greg has shown strong leadership and support at a business and operational level making him the ideal executive to succeed Peter in leading our legal organization,” said Mr. Long. “As an important element of our succession-planning process, Peter has been and will continue to work closely with Greg on an orderly transition.”

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 100,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 460 locations in 58 countries.

CONTACT:
Arrow Electronics, Inc.
Contact:
Steven O’Brien, 303-824-4544
Director, Investor Relations
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations, and
Chief Financial Officer
or
Media Contact:
John Hourigan, 303-824-4586
Vice President, Global Communications